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                                     EXHIBIT 1.1



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                                 February 4, 1998


Board of Directors
Ponchatoula Homestead Savings, F.A.
195 North Sixth Street
Ponchatoula, Louisiana  70454

RE:  Second Step Mutual Holding Company Reorganization

Gentlemen:


This letter sets forth the terms of the proposed engagement between TRIDENT SECURITIES, INC. ("TRIDENT") and Ponchatoula Homestead Savings, F.A. (the "Association") concerning our investment banking services in connection with the second step mutual holding company reorganization.

TRIDENT is prepared to assist the Association in connection with the offering of shares of common stock of its to-be-formed stock holding company ("Holding Company) during the subscription offering and community offering as such terms will be defined in the Association's proposed Plan of Reorganization. The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between TRIDENT, the Holding Company and the Association to be executed on the date the prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription offering and community offering will be the price established by the Holding Company's and the Association's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to TRIDENT, the Holding Company and the Association.

In connection with the subscription offering and community offering, TRIDENT will act as financial advisor and exercise its best efforts to assist the Holding Company in the sale of its common stock during the subscription offering and community offering. Additionally, TRIDENT may enter into agreements with other National Association of Securities Dealers, Inc. ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock. TRIDENT, the Holding Company and the Association will determine the selected dealers to assist the Holding Company and the Association during the community offering. At the appropriate time, TRIDENT in conjunction with its counsel, will conduct an examination of the relevant documents and records of the Holding Company and the Association as TRIDENT deems necessary and appropriate. The Holding Company and the Association will make all documents, records and other information deemed necessary by TRIDENT or its counsel available to them upon request.

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Board of Directors
February 4, 1998
Page 2

For its services hereunder, TRIDENT will receive the following compensation and reimbursement from the Holding Company:

     1. A commission equal to 1.125% of the aggregate dollar amount of capital stock sold in the subscription and community offerings, excluding any shares of conversion stock sold to the Holding Company's and the Association's directors, officers, employees and the employee benefit plans, and provided that in no event shall such commission exceed $150,000.

     2. For stock sold by other NASD member firms under selected dealer's agreements, the commission shall not exceed a fee to be agreed upon jointly by TRIDENT, the Holding Company and the Association to reflect market requirements at the time of the stock allocation in a Syndicated Community Offering.

     3. The foregoing fees and commissions are to be payable to TRIDENT at closing as defined in the Agreement to be entered into between the Association, the Holding Company and TRIDENT.

     4. TRIDENT shall be reimbursed for allocable expenses incurred by it, including legal fees, whether or not the Plan of Reorganization is consummated. TRIDENT's out-of-pocket expenses will not exceed $10,000 and its legal fees will not exceed $27,500. The Association will forward to TRIDENT a check in the amount of $10,000 as an advance payment to defray the allocable expenses of TRIDENT.

It further is understood that the Holding Company and the Association will pay all other expenses of the reorganization including but not limited to their attorneys' fees, NASD filing fees, and filing and registration fees and fees of their attorneys relating to any required state securities law filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

For purposes of TRIDENT's obligation to file certain documents and to make certain representations to the NASD in connection with the reorganization, the Association warrants that: (a) the Association has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Association and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Association has any affiliation with the NASD; (d) except as contemplated by this engagement letter with TRIDENT, the Association has no financial or management consulting contracts outstanding with any other person;
(e) the Association has not granted TRIDENT a right of first refusal with respect to the underwriting of any future

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Board of Directors
February 4, 1998
Page 3

offering of the Association's or the Holding Company's stock; and (f) there has been no intermediary between TRIDENT, the Holding Company and the Association in connection with the public offering of the Holding Company's shares, and no person is being compensated in any manner for providing such service.

The Association agrees to indemnify and hold harmless TRIDENT and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under the securities laws or under the common law, that arise out of or are based upon the reorganization or the engagement hereunder of TRIDENT. If the foregoing indemnification is unavailable for any reason, the Association agrees to contribute to such Losses in the proportion that its financial interest in the reorganization bears to that of the indemnified parties. If the Agreement is entered into with respect to the common stock to be issued in the reorganization, the Agreement will provide for indemnification, which will be in addition to any rights that TRIDENT or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Association, the Holding Company and TRIDENT.

This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (4) above with regard to the obligation to reimburse TRIDENT for allocable expenses to be incurred prior to the execution of the Agreement and the indemnity described in the preceding paragraph. While TRIDENT and the Association agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between TRIDENT, the Holding Company and the Association shall be only as set forth in a duly executed Agreement. Such Agreement shall be in form and content satisfactory to TRIDENT, the Holding Company and the Association, as well as their counsel, and TRIDENT's obligations thereunder shall be subject to, among other things, there being in TRIDENT's opinion no material adverse change in the condition or obligations of the Association or no market conditions which might render the sale of the shares by the Holding Company hereby contemplated inadvisable.


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Board of Directors
February 4, 1998
Page 4

Please acknowledge your agreement to the foregoing by signing below and returning to TRIDENT one copy of this letter along with the advance payment of $10,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

                                   Yours very truly,

                                   TRIDENT SECURITIES, INC.

                                   By:  /s/ R. Lee Burrows, Jr.
                                        ------------------------------
                                        R. Lee Burrows, Jr.
                                        Managing Director

Agreed and accepted to this 25th day
of February, 1998

PONCHATOULA HOMESTEAD SAVINGS, F.A.
By:  /s/ Lawrence C. Caldwell, Jr.
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     Lawrence C. Caldwell,  Jr.
     President